Exhibit 99.2

2929 Seventh Street, Suite 100
Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257 mostrach@dynavax.com

DYNAVAX PRICES PUBLIC OFFERING OF COMMON STOCK

BERKELEY, CA – May 9, 2012 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced the pricing of an underwritten public offering of 17,500,000 shares of its common stock, offered at a price to the public of $4.25 per share. The gross proceeds to Dynavax from this offering are expected to be approximately $74.4 million, before deducting underwriting discounts and commissions and other offering expenses payable by Dynavax. Dynavax has granted the underwriters a 30-day option to purchase up to an aggregate of 2,625,000 additional shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by Dynavax. The offering is expected to close on or about May 14, 2012, subject to customary closing conditions. Dynavax expects to use the net proceeds from the offering primarily to fund activities in preparation for the anticipated commercial launch of HEPLISAV™, subject to receipt of regulatory approval, including the manufacture of commercial supply, to fund the marketing, sales and medical affairs infrastructure and personnel, including the hiring of a field sales force, and to commercialize HEPLISAV in the United States, if approved by the U.S. Food and Drug Administration, as well as for other general corporate purposes.

J.P. Morgan Securities LLC is acting as sole book-running manager for the offering. Cowen and Company, LLC is acting as co-manager.

The securities described above are being offered by Dynavax pursuant to two shelf registration statements previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). Final prospectus supplements related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplements and the accompanying prospectuses relating to this offering, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 1-866-803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company’s lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide higher and earlier protection with fewer doses than currently licensed vaccines.

Forward-Looking Statements

This press release contains “forward-looking statements,” including those relating to Dynavax’s expectations with respect to the completion, timing and size of its offering, the expected gross proceeds from the offering and its anticipated use of proceeds from the offering. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as those inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays; whether our studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether the BLA will be accepted for filing and if it is accepted, approved; our ability to obtain additional financing to support the development and commercialization of HEPLISAV and our other operations; possible claims against us based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.